State of Delaware
Secretary of State
Division of Corporations
Delivered 03:58 PM 08/18/2017
FILED 03:58 PM 08/18/2017
SR 20175795281 - File Number 3847491

STATE OF DELAWARE
CERTIFICATE OF AMENDMENT TO
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
Q2POWER TECHNOLOGIES, INC.

Q2Power Technologies, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Company"), hereby certifies as follows:

FIRST: That at a meeting of the Board of Directors of the Company resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Company, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended by changing the Article I so that, as amended, said Article shall be and read as follows:

ARTICLE I: NAME OF CORPORATION

The name of the corporation is Q2Earth, Inc. (the "Corporation").

SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: that the name change shall be effective upon filing of the Certificate of Amendment with the Delaware Secretary of State or such later date as FINRA shall specify.

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 18th day of August, 2017.

By: ______________________
Kevin M. Bolin, Chairman & Chief Executive Officer